Resolution of Board of Directors of The Guardian Insurance & Annuity Company
               Inc. Establishing The Guardian Separate Account C.

         Proposed GIAC Board Resolutions Relating to Scheduled (Annual)
                     Premium Variable Life Insurance Product

      1. RESOLVED, that the Board of Directors of GIAC hereby establishes, pursuant to Section 2932 of the Delaware Insurance Code, a separate account to be designated "The Guardian Separate Account C" (hereinafter in these resolutions referred to as the "Account") to serve as a segregated asset account to receive, hold and invest amounts arising from (a) premium paid for scheduled (annual) premium variable life insurance policies, issued by GIAC through the Account (the "APVLI Policies"); and (b) such assets of GIAC as the proper officers of GIAC my deem prudent and appropriate to have invested in the same manner as the assets applicable to its reserve liability under the APVLI Policies and lodged in the Account, and such amounts, together with the dividends, interest and gains produced thereby shall be invested and reinvested, subject to the rights of the holders of such APVLI Policies, in units of the Account at the value of such units at the time of acquisition.

      2. RESOLVED, that the Board of Directors approves of the offering of certain investment options -- The Guardian Bond Fund, The Guardian Cash Fund, The Guardian Stock Fund, Value Line Centurion Fund, Value Line Strategic Asset Management Trust and Value Line U.S. Government Securities Trust -- to policyowners of the APVLI Policies which are presently offered to owners of other variable life and variable annuity contracts issued by GIAC and agrees to abide by the conditions for offering such funds to these different variable contracts as imposed by the Securities and Exchange Commission (SEC) and previously agreed to by GIAC as set forth in Investment Company Act Release Number 111685 (August 20, 1985).

      3. RESOLVED, that the Board of Directors of GIAC authorizes $100,000 in the aggregate be deposited into the Account as "seed capital" to commence its operations and that the officers of GIAC are given discretion as to the timing of such deposit of seed capital.

      4. RESOLVED, that the Account shall be registered as a unit investment trust under the Investment Company Act of 1940 and Securities Act of 1933 ("the 1933 Act"), and that the officers of GIAC be and they hereby are authorized to sign and file with the SEC, or cause to be signed and filed with the SEC, a registration statement on behalf of the Account, as registrant, under the 1933 Act ("1933 Act Registration") and any exemptive applications, no--action requests or other documents as they may deem necessary to effectuate registration of the units of the Account.

      5. RESOLVED, that the officers of GIAC are authorized and directed to sign and file with the SEC, or cause to be signed and filed with the SEC, amendments of such 1933 Act Registration or other documents as they may deem necessary or advisable from time to time respecting the Account.

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      6. RESOLVED, that the signature of any director or officer of GIAC required by law to affix his signature to such l933 Act Registration, or to any amendment thereof, may be affixed by said director or officer personally, or by an attorney-in-fact duly constituted in writing by said director or officer to sign his name thereto.

      7. RESOLVED, that the officers of GIAC are authorized and directed to employ Guardian Investor Services Corporation ("GISC") to serve as distributor of the APVLI Policies and to prepare any and all agreements necessary for GISC to provide such services to the Account, subject to final approval by the Board of Directors of GIAC or by the Investment Committee of the Board.

     8. RESOLVED, that the officers of GIAC are authorized and directed to sign and file with the SEC, or cause to be signed and filed with the SEC, such periodic reports under the Investment Company Act of 19140 respecting the Account as they may deem necessary or advisable from time to time.

     9. RESOLVED, that the officers of GIAC be and they hereby are authorized to take whatever steps that may be necessary or desirable to comply with such of the laws and regulations of the several states as may be applicable to the establishment of the Account and the sale of the APVLI Policies.

     10. RESOLVED, that the officers of GIAC be and they hereby are authorized, in the name and on behalf of GIAC, to execute and deliver such corporate documents and certificates and to take such further action as may be necessary or desirable in order to effectuate the purposes of the foregoing resolutions.